Exhibit 8.1 The significant subsidiaries of the Company are listed below. Company Country of Incorporation Currency Select Pty Limited Australia Global Blue Acquisition BV. The Netherlands Global Blue Currency Choice Singapore Pte Ltd Singapore Global Blue Deutschland GmbH Germany Global Blue Espana SA Spain Global Blue France France Global Blue Group AG Switzerland Global Blue Holding B.V. The Netherlands Global Blue Holding Limited Cayman Islands Global Blue Holland BV The Netherlands Global Blue Italia S.r.l Italy Global Blue SA Switzerland Global Blue Service AB Sweden Global Blue Service Company Austria GmbH Austria Global Blue Singapore Pte Ltd Singapore Global Blue TFS Japan Co Ltd Japan